Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of Ares Capital Corporation of our reports dated February 10, 2021, with respect to the consolidated balance sheets of Ares Capital Corporation and its subsidiaries, including the consolidated schedules of investments, as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the annual report on Form 10-K of Ares Capital Corporation for the year ended December 31, 2020, and the report dated February 10, 2021 on the senior securities table attached as an exhibit to the Form 10-K. Additionally, we consent to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in this registration statement and “Selected Financial Data,” “Controls and Procedures” and “Senior Securities” in the Form 10-K.

We also consent to the incorporation by reference in the registration statement on Form N-2 of Ares Capital Corporation of our report dated March 5, 2021, with respect to the consolidated balance sheets of Senior Direct Lending Program, LLC, including the consolidated schedules of investments, as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the annual report on Form 10-K/A of Ares Capital Corporation dated March 5, 2021.

/s/ KPMG LLP

Los Angeles, California
June 3, 2021